Exhibit 99.1

Investor/Media Contacts

Thomas W. Schneider, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter 2021

Net Income of $3.9 Million and Record Full Year Net Income of $12.5 Million

Results Include Record Earnings, Continued Stable Asset Quality,

Prudent Expense Management and Significant Fourth Quarter Provision Benefit

Oswego, N.Y. — February 3, 2022 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced fourth quarter 2021 net income available to common shareholders of $3.9 million, or $0.64 per basic and diluted share, compared to $1.9 million, or $0.33 per basic and diluted share, for the fourth quarter of 2020. For the full year 2021, total net income attributable to Pathfinder Bancorp, Inc. was $12.4 million, or $2.07 per basic and diluted share, compared to $7.0 million, or $1.17 per basic and diluted share, for 2020.

2021 Fourth Quarter and Full Year Performance Highlights

•

Fourth quarter 2021 total revenue (net interest income and total noninterest income) of $11.1 million increased $1.5 million, or 15.7%, compared to the fourth quarter of 2020. Full year total revenue of $44.5 million was up $6.4 million, or 16.8%, compared to 2020.

•	Total interest-earning assets on December 31, 2021 of $1.21 billion increased by $52.4 million, or 4.5%, from December 31, 2020 and included $832.5 million in total loans.
•	Total deposits on December 31, 2021 were $1.06 billion, an increase of $59.4 million, or 6.0%, compared to one year prior.
•	A more beneficial deposit mix contributed to a 44 basis point improvement in deposit funding costs to 0.56% for the year. Total funding costs decreased 40 basis points to 0.79% in 2021.
•

Total net interest income for fourth quarter 2021 of $9.7 million increased by $1.8 million, or 23.0%, from the prior year period, and increased $6.7 million, or 21.0%, to $38.3 million for full year 2021 compared to 2020.

•

Noninterest expense of $7.2 million for the fourth quarter of 2021 represents an increase of $344,000, or 5.0%, compared to the year-ago quarter. Noninterest expense was $27.5 million for 2021, an increase of $2.4 million, or 9.6%, compared to 2020.

•	These factors combined to reduce our Efficiency Ratio to 62.6% in 2021, a decline of 3.7%, when compared to 66.3% for the year ended December 2020.
•	Loan growth was impacted by significant reductions in the Paycheck Protection Program (“PPP”) for the past three quarters, however, the Bank’s loan pipeline remains strong.
•

In response to continuing improvements in the nonaccrual loans and general economic conditions, the Company recorded a benefit of $1.0 million in its provision for loan losses during the fourth quarter of 2021.

“Since our private placement capital raise in May 2019, our earnings and tangible capital have grown significantly,” said Thomas W. Schneider, President and CEO. “Our record net income in 2021 of $12.5 million for the year represents a 77.5% and 190.0% increase over year-end results for 2020 and 2019, respectively. Similarly, the return on average assets has grown from 0.60% in 2019 to 0.98% in 2021. Tangible Book Value per common share has grown from $14.14 at June 30, 2019 to $17.65 at December 31, 2021.

“Many exogenous factors have weighed into this significant increase in performance. Most notably were the governmental responses to Covid-19 and the accompanying fiscal programs and monetary policy.”

“The board of directors and staff take great pride and credit for the improvement in performance, including execution of our Strategic Plan, announced in June of 2019, and the careful and prudent management of asset quality through this tumultuous period.  I want to thank our shareholders for their patience and confidence, our board of directors for their steady governance, and the relentless and restless work of our staff.”

“Our focus throughout 2021 on enhancing our operating leverage proved to be successful, as double-digit revenue growth outpaced noninterest expense growth by a significant margin. Total revenue in 2021 was up 16.8%, while we limited expense growth to under 10%, even compared to the lower-than-typical expenses we recorded in 2020 amid the pandemic-induced operating environment. Looking ahead, we remain focused on balancing effective expense management with appropriate investments to support the future growth of the Company, which includes attracting and retaining exceptional talent. To that end, we do expect increased salary and benefits costs in 2022 and beyond as we respond to inflationary and wage pressures within our markets.”

“Our balance sheet continues to grow, with an improving funding mix and healthy loan portfolio. Period-end deposits grew by more than $59 million from one year prior and included growth of approximately $30 million of noninterest bearing deposits.  We continued to reduce our reliance on time deposits, with both average balance and rate paid on time deposits decreasing significantly compared to the prior year. This supported continued improvement in our overall funding costs, with the average cost of total interest-bearing liabilities down 40 basis points to 0.79% in 2021.”

“We continued to maintain strong credit quality on our $832.5 million loan portfolio, with a ratio of nonperforming loans to total loans of 1.00% at December 31, 2021, less than half of the 2.58% we reported one year prior. In addition, even as we released reserves during the fourth quarter, our ratio of allowance for loan losses to nonperforming loans stood at approximately 156% at year end.”

“While our local economies have improved significantly from the height of the pandemic and our pipelines remain solid, we continue to maintain a conservative approach to managing asset quality and modest loan growth expectations given fiscal policy changes and the evolving impacts of the latest COVID-19 variant. Improved metrics have borne out our patient approach with borrowers through the Pandemic. That said, we are optimistic about the opportunities in our vibrant Central New York markets and are taking strategic steps to maximize them. In the second quarter of 2022, we expect to open a new branch in the Southwest Corridor of the City of Syracuse, which will allow us to serve our growing customer base there and provide a range of community banking services to the City’s underserved neighborhoods. Overall, our strong financial performance, dedicated and highly capable team and healthy capital position, leaves us well-positioned for 2022 and beyond.”

Income Statement for the Quarter Ended December 31, 2021

Net Interest Income

Unaudited	For the three months ended				For the twelve months ended
(In thousands, except per share data)	December 31, 2021	December 31, 2020	Change		December 31, 2021	December 31, 2020	Change
Interest and dividend income:
Loans, including fees	$8,930	$8,537	$393	4.6%	$37,026	$35,421	$1,605	4.5%
Debt securities:
Taxable	2,135	1,763	372	21.1%	8,312	6,524	1,788	27.4%
Tax-exempt	72	50	22	44.0%	171	159	12	7.5%
Dividends	48	87	(39)	-44.8%	309	324	(15)	-4.6%
Federal funds sold and interest earning deposits	2	26	(24)	-92.3%	9	79	(70)	-88.6%
Total interest and dividend income	11,187	10,463	724	6.9%	45,827	42,507	3,320	7.8%
Interest expense:
Interest on deposits	889	1,736	(847)	-48.8%	4,714	8,112	(3,398)	-41.9%
Interest on short-term borrowings	2	14	(12)	-85.7%	10	148	(138)	-93.2%
Interest on long-term borrowings	153	288	(135)	-46.9%	1,018	1,503	(485)	-32.3%
Interest on subordinated loans	414	512	(98)	-19.1%	1,790	1,101	689	62.6%
Total interest expense	1,458	2,550	(1,092)	-42.8%	7,532	10,864	(3,332)	-30.7%
Net interest income	9,729	7,913	1,816	22.9%	38,295	31,643	6,652	21.0%
Provision for loan losses	(1,039)	812	(1,851)	-228.0%	1,022	4,707	(3,685)	-78.3%
Net interest income after provision for loan losses	$10,768	$7,101	$3,667	51.6%	$37,273	$26,936	$10,337	38.4%

As noted in the table above, fourth quarter 2021 net interest income was $9.7 million, an increase of $1.8 million, or 23.0%, compared to $7.9 million for the same quarter in 2020. Interest and dividend income in the 2021 fourth quarter was $11.2 million, compared to $10.5 million in the fourth quarter of 2020. The increase in net interest income between comparable quarters was a result of a 45 basis point reduction in rates paid on interest-bearing liabilities, combined with a 24 basis point increase in the average loan yield, and a $32.8 million increase in average taxable investment securities combined with a 10 basis point increase in the average yield. Total interest expense for the fourth quarter of 2021 was $1.5 million, a decrease of $1.1 million, or 42.8%, from $2.6 million for the prior year quarter. The decrease in the quarterly interest expense was primarily a result of an improved funding mix, which included a $56.3 million reduction in average time deposit balances combined with a 76 basis point decrease in the average interest rate paid on time deposits. The net interest margin for the fourth quarter of 2021 was 3.28%, a 53 basis point increase compared to 2.75% for the fourth quarter of 2020. This improvement reflects both a 13 basis point increase in the average yield for interest-earning assets, and a 45 basis point decline in the average cost for interest-bearing liabilities.

Net interest income for the full year of 2021 increased $6.7 million, or 21.0%, to $38.3 million compared to $31.6 million for the full year of 2020. Interest and dividend income for the full year ended December 31, 2021 was $45.8 million, an increase of $3.3 million, or 7.8%, compared to $42.5 million for 2020. The increase was due to a $56.8 million, or 22.1%, increase in average taxable investment securities and a $36.2 million, or 4.5%, increase in average loans compared to the prior year period. Interest expense of $7.5 million for the full year decreased by $3.3 million, or 30.7%, from the prior year period, primarily due to a reduction in time deposit balances along with a 44 basis point decrease in the interest rate paid on time deposits. Full year 2021 net interest margin of 3.21% was up 33 basis points from 2.88% for the twelve months ended December 31, 2020.

Paycheck Protection Program Discussion

From April 2020 to May 2021, the Company participated in all phases of the Paycheck Protection Program (“PPP”) as administered by the U.S. Small Business Administration (the “SBA”). PPP loans are substantially guaranteed as to timely repayment by the SBA and have unique forgiveness features whereby loan principal amounts may be discharged, for the benefit of the borrowers, by direct payments from the SBA to the lending institution holding the indebtedness. The Company has received both interest (calculated at a stated rate of 1%) and various levels of fee income related to the origination of PPP loans. Information related to the Company’s PPP loans are included in the following tables:

Unaudited	For the three months ended		For the twelve months ended,
(In thousands, except number of loans)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Number of PPP loans originated in the period	-	25	478	699
Funded balance of PPP loans originated in the period	$-	$313	$36,369	$75,352
Number of PPP loans forgiven in the period	160	136	796	136
Average balance of PPP loans in the period	$23,315	$67,960	$75,538	$91,328
Balance of PPP loans forgiven in the period	$7,611	$15,279	$77,054	$15,279
Deferred PPP fee income recognized in the period	$407	$495	$2,150	$938

(In thousands, except number of loans)	December 31, 2021	December 31, 2020
Unearned PPP deferred fee income at end of period	$ 716	$ 1,216

(In thousands, except number of loans)	Number	Balance
Total PPP loans originated since inception	1,177	$111,721
Total PPP loans forgiven since inception	932	$92,333
Total PPP loans remaining at December 31, 2021	256	$19,338

Provision for Loan Losses

The Bank reported a credit to provision for loan losses of $1.0 million for the fourth quarter of 2021, reflecting improvements in its strong asset quality metrics. This compares to a provision for loan losses of $812,000 for the fourth quarter of 2020. The credit sensitive portfolios continue to be carefully monitored, and the Bank will consistently apply its proven conservative loan classification and reserve building methodologies to the analysis of these portfolios. The provision for loan losses for the full year of 2021 was $1.0 million, compared to $4.7 million in 2020.

Noninterest Income

Fourth quarter 2021 noninterest income was $1.4 million, a decrease of $309,000, or 18.0%, compared to $1.7 million for the same three-month period in 2020. Noninterest income was $6.2 million for the full year ended 2021, compared to $6.5 million for 2020.

The following table details the components of noninterest income for the three and twelve months ended December 31, 2021 and 2020:

Unaudited	For the three months ended				For the twelve months ended
(Dollars in thousands)	December 31, 2021	December 31, 2020	Change		December 31, 2021	December 31, 2020	Change
Service charges on deposit accounts	$382	$397	$(15)	-3.8%	$1,464	$1,395	$69	4.9%
Earnings and gain on bank owned life insurance	141	105	36	34.3%	559	460	99	21.5%
Loan servicing fees	91	143	(52)	-36.4%	246	361	(115)	-31.9%
Debit card interchange fees	225	194	31	16.0%	923	771	152	19.7%
Insurance agency revenue	231	216	15	6.9%	1,048	955	93	9.7%
Other charges, commissions and fees	258	215	43	20.0%	1,058	917	141	15.4%
Noninterest income before gains (losses)	1,328	1,270	58	4.6%	5,298	4,859	439	9.0%
Net gains on sales and redemptions of investment securities	(19)	-	(19)	>100%	37	1,076	(1,039)	-96.6%
Gains/(losses) on marketable equity securities	10	169	(159)	-94.1%	382	(629)	1,011	160.7%
Net gains on sales of loans and foreclosed real estate	87	276	(189)	-68.5%	313	1,179	(866)	-73.5%
Gains on sale of premises and equipment	-	-	-	-	201	-	201	>100%
Total noninterest income	$1,406	$1,715	$(309)	-18.0%	$6,231	$6,485	$(254)	-3.9%

Noninterest Expense

Total noninterest expense for the fourth quarter of 2021 was $7.2 million, an increase of $344,000, or 5.0%, compared to $6.8 million for the same three-month period in 2020. The increase was primarily a result of increases in advertising and other expenses, offset in part by lower data processing expenses. Total noninterest expense for the full year period of 2021 was $27.5 million, an increase of $2.4 million, or 9.6%, compared with $25.1 million for the prior year period, and primarily driven by increases in salaries and employee benefits expense, professional and other services, and advertising costs.

The following table details the components of noninterest expense for the three and twelve months ended December 31, 2021 and 2020:

Unaudited	For the three months ended				For the twelve months ended
(Dollars in thousands)	December 31, 2021	December 31, 2020	Change		December 31, 2021	December 31, 2020	Change
Salaries and employee benefits	$3,918	$3,853	$65	1.7%	$14,384	$13,468	$916	6.8%
Building and occupancy	734	764	(30)	-3.9%	3,121	3,013	108	3.6%
Data processing	539	675	(136)	-20.1%	2,555	2,396	159	6.6%
Professional and other services	374	311	63	20.3%	1,627	1,210	417	34.5%
Advertising	502	268	234	87.3%	1,198	941	257	27.3%
FDIC assessments	222	190	32	16.8%	874	699	175	25.0%
Audits and exams	153	131	22	16.8%	725	507	218	43.0%
Insurance agency expense	198	226	(28)	-12.4%	825	743	82	11.0%
Community service activities	39	36	3	8.3%	220	199	21	10.6%
Foreclosed real estate expenses	16	8	8	100.0%	46	50	(4)	-8.0%
Other expenses	496	385	111	28.8%	1,920	1,854	66	3.6%
Total noninterest expenses	$7,191	$6,847	$344	5.0%	$27,495	$25,080	$2,415	9.6%

During the most restrictive periods following the inception of the COVID-19 pandemic, which began in March 2020, the Company experienced material declines in substantially all forms of noninterest expenses. These reductions in noninterest expenses were the result of the curtailment or elimination of a significant portion of non-critically essential business and business development activities during that time. These activities were reduced or eliminated for the duration of the substantial restrictions imposed by governmental officials and as a consequence of the internal safety and social distancing protocols initiated by the Company and/or its customers. These effects were most pronounced in the third and fourth quarters of 2020 and extended, to lessening degrees, at least through the end of the first quarter of 2021. Accordingly, as the Company progressively returned to less restricted operations, noninterest expenses progressively returned to the levels considered by its management to be prudent for the effective long-term management of the Company.

Unaudited	For the three months ended				For the twelve months ended,
(Dollars in thousands)	December 31, 2021	December 31, 2019	Change		December 31, 2021	December 31, 2019	Change
Salaries and employee benefits	$3,918	$3,281	$637	19.4%	$14,384	13,660	$724	5.3%
Building and occupancy	734	688	46	6.7%	3,121	2,674	447	16.7%
Data processing	539	590	(51)	-8.6%	2,555	2,339	216	9.2%
Professional and other services	374	257	117	45.5%	1,627	1,325	302	22.8%
Advertising	502	243	259	106.6%	1,198	962	236	24.5%
FDIC assessments	222	50	172	344.0%	874	421	453	107.6%
Audits and exams	153	123	30	24.4%	725	427	298	69.8%
Insurance agency expense	198	198	-	0.0%	825	816	9	1.1%
Community service activities	39	228	(189)	-82.9%	220	620	(400)	-64.5%
Foreclosed real estate expenses	16	13	3	23.1%	46	337	(291)	-86.4%
Other expenses	496	527	(31)	-5.9%	1,920	2,149	(229)	-10.7%
Total noninterest expenses	$7,191	$6,198	$993	16.0%	$27,495	$25,730	$1,765	6.9%

Balance Sheet on December 31, 2021

The Company’s total assets on December 31, 2021 were $1.28 billion, an increase of $57.7 million, or 4.7%, from $1.23 billion on December 31, 2020. This increase was primarily driven by available-for-sale securities and loans. Total loans of $832.5 million increased by $7.0 million, or 0.8%, compared with $825.5 million on December 31, 2020. Investment securities totaled $352.2 million, an increase of $50.9 million compared to $301.3 million on December 31, 2020.

Total deposits on December 31, 2021 were $1.06 billion, an increase of $59.4 million, or 6.0%, from $995.9 million at December 31, 2020. Interest-bearing deposits of $863.5 million at 2021 year end were up by $29.6 million, or 3.6%, largely due to increases in retail and commercial deposits.  Noninterest-bearing deposits totaled $191.9 million at December 31, 2021, an increase of $29.8 million, or 18.4%, from the 2020 year end. The increases in noninterest-bearing deposits were the result of continued growth in business banking relationships and the effects of the Bank’s participation in the PPP.

Shareholders’ equity was $110.3 million at December 31, 2021, reflecting an increase of $12.8 million, or 13.2%, compared with $97.5 million at December 31, 2020. The increase was primarily a result of a $10.7 million increase in retained earnings.

Asset Quality

The Bank’s asset quality metrics, as measured by net loan charge-offs to average loans, remained strong and relatively stable for fourth quarter 2021. Annualized net loan charge-offs to average loans were 0.12% for the fourth quarter 2021, compared with 0.08% for the fourth quarter of 2020 and 0.12% for the quarter ended September 30, 2021. Nonperforming loans as a percentage of total loans continued to improve, totaling 1.00% at December 31, 2021, or a decrease of 158 basis points compared to 2.58% at December 31, 2020.

The decrease in the nonperforming loan portfolio at December 31, 2021, as compared to December 31, 2020, was primarily the result of loans held in portfolio that resumed regular payment status following the improvement in general business conditions in the second half of 2021. Management is monitoring all nonaccrual loans closely and has incorporated our current estimate of the ultimate collectability of these loans into the reported allowance for loan losses at December 31, 2021. No loans were classified as being on COVID-19 related payment deferral at December 31, 2021.

The following table summarizes nonaccrual loans by category and status at December 31, 2021:

Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	10	$892	$89	81%	Under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,384	1,384	79%

The modification is still in progress and the customer is making monthly payments to the bank under an informal agreement currently. DRI grant proceeds are anticipated to be received in both Q1 2022 and Q2 2022 further reducing our exposure.

	Recreational	1	1,233	1,233	49%	The loan is currently classified as a Troubled Debt Restructuring (TDR). Next payment was due September 1, 2021.
	All other	12	1,790	149	74%	Under active resolution management by the Bank.

Commercial lines of credit		5	629	126	N/A	Under active resolution management by the Bank.

Commercial and industrial:		7	1,261	180	N/A	Under active resolution management by the Bank.

Consumer loans		71	1,103	16	N/A	Under active resolution management by the Bank.
		107	$8,292	$77

The allowance for loan losses to non-performing loans at December 31, 2021 was 155.99%, compared with 59.89% at December 31, 2020. The change in the allowance for loans losses to non-performing loans is reflective of the changes in nonaccrual loans discussed above and appropriate reserve releases during the fourth quarter of 2021.

COVID-19 Additional Discussion

Pathfinder Bank has participated in all rounds of the PPP to date. The Program was initially established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, and is a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the SBA. The PPP was renewed under the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021. While these legislative actions, and the programs that resulted therefrom, appear to have significantly reduced the negative near-term economic impact of the pandemic, the future trajectory of the economy and the economy’s effect on the financial condition and results of the Company’s operations cannot be predicted with certainty.

Cash Dividend Declared

On December 20, 2021, the Company announced that its Board of Directors declared a cash dividend of $0.07 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.07 per notional share for the issued warrant relating to the fiscal quarter ended December 31, 2021. The dividend will be payable to all shareholders of record on January 14, 2022 and will be paid on February 4, 2022. Based on the closing price of the Company’s common stock of $17.17 on December 31, 2021, the implied dividend yield is 1.6%. The quarterly cash dividend of $0.07 equates to a dividend payout ratio of 10.9%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the

FitzGibbons Agency, LLC. At December 31, 2021, there were 4,603,184 shares of common stock issued and outstanding, as well as 1,380,283 shares of non-voting common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At December 31, 2021, the Company and subsidiaries had total consolidated assets of $1.28 billion, total deposits of $1.06 billion and shareholders' equity of $110.6 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on fourth party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2021	2020	2021	2020
Condensed Income Statement
Interest and dividend income	$11,187	$10,463	$45,827	$42,507
Interest expense	1,458	2,550	7,532	10,864
Net interest income	9,729	7,913	38,295	31,643
Provision for loan losses	(1,039)	812	1,022	4,707
	10,768	7,101	37,273	26,936
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,328	1,270	5,298	4,859
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	68	276	551	2,255
Gains (losses) on marketable equity securities	10	169	382	(629)
Noninterest expense	7,191	6,847	27,495	25,080
Income before income taxes	4,983	1,969	16,009	8,341
Provision for income taxes	1,094	29	3,499	1,295

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$3,889	$1,940	$12,510	$7,046
Net income attributable to noncontrolling interest	10	(5)	103	96
Net income attributable to Pathfinder Bancorp Inc.	$3,879	$1,945	$12,407	$6,950

	For the Periods Ended
	(Unaudited)
	December 31,	December 31,	December 31,
	2021	2020	2019
Selected Balance Sheet Data
Assets	$1,285,177	$1,227,443	$1,093,807
Earning assets	1,212,139	1,159,778	1,032,817
Total loans	832,459	825,495	781,451
Deposits	1,055,346	995,907	881,893
Borrowed funds	77,098	82,050	93,125
Allowance for loan losses	12,935	12,777	8,669
Subordinated loans	29,563	39,400	15,128
Pathfinder Bancorp, Inc. Shareholders' equity	110,287	97,456	90,434

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.12%	0.08%	0.09%
Allowance for loan losses to period end loans	1.55%	1.55%	1.11%
Allowance for loan losses to nonperforming loans	155.99%	59.89%	162.25%
Nonperforming loans to period end loans	1.00%	2.58%	0.67%
Nonperforming assets to total assets	0.65%	1.74%	0.49%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2021	2020	2021	2020
Key Earnings Ratios
Return on average assets	1.24%	0.63%	0.98%	0.60%
Return on average common equity	14.38%	9.83%	11.91%	8.92%
Return on average equity	14.38%	8.11%	11.91%	7.43%
Net interest margin	3.28%	2.75%	3.21%	2.88%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding- Voting	4,518	4,537	4,478	4,608
Basic earnings per share- Voting	$0.64	$0.33	$2.07	$1.17
Basic weighted average shares outstanding- Series A Non-Voting	1,380	-	745	-
Basic earnings per share- Series A Non-Voting	$0.64	-	$2.07	-
Diluted weighted average shares outstanding- Voting	4,518	4,537	4,478	4,608
Diluted earnings per share- Voting	$0.64	$0.33	$2.07	$1.17
Diluted weighted average shares outstanding- Series A Non-Voting	1,380	-	745	-
Diluted earnings per share- Series A Non-Voting	$0.64	-	$2.07	-
Cash dividends per share	$0.07	$0.06	$0.28	$0.24
Book value per common share at December 31, 2021 and 2020			$18.43	$17.56
Tangible book value per common share at December 31, 2021 and 2020			$17.66	$16.53
Tangible common equity to tangible assets at December 31, 2021 and 2020			8.25%	6.12%
Tangible common equity to tangible assets at December 31, 2021 and 2020, adjusted			8.38%	6.44%

Non-GAAP Reconciliation
Tangible book value per common share
Total equity	$110,287	$97,456
Intangible assets	(4,653)	(4,669)
Convertible preferred equity	-	(17,901)
Common tangible equity	$105,634	$74,886
Common shares outstanding	5,983	4,531
Tangible book value per common share	$17.66	$16.53

Tangible common equity to tangible assets
Tangible common equity	$105,634	$74,886
Tangible assets	1,280,524	1,222,914
Tangible common equity to tangible assets ratio	8.25%	6.12%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$105,634	$74,886
Tangible assets	1,280,524	1,222,914
Less: Paycheck Protection Program (PPP) loans	(19,338)	(60,643)
Total assets excluding PPP loans	$1,261,186	$1,162,271
Tangible common equity to tangible assets ratio, excluding PPP loans	8.38%	6.44%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and six months ended September 30, 2021 and 2020.

Weighted average shares outstanding do not include unallocated ESOP shares.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	Unaudited
	For the three months ended December 31,
	2021			2020
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$805,421	$8,930	4.43%	$814,990	$8,537	4.19%
Taxable investment securities	323,166	2,138	2.65%	290,398	1,850	2.55%
Tax-exempt investment securities	26,759	117	1.75%	12,333	50	1.62%
Fed funds sold and interest-earning deposits	29,750	2	0.03%	34,714	26	0.30%
Total interest-earning assets	1,185,096	11,187	3.78%	1,152,435	10,463	3.63%
Noninterest-earning assets:
Other assets	84,608			85,463
Allowance for loan losses	(14,083)			(12,541)
Net unrealized gains on available-for-sale securities	535			103
Total assets	$1,256,156			$1,225,460
Interest-bearing liabilities:
NOW accounts	$94,178	$74	0.31%	$80,335	$50	0.25%
Money management accounts	15,489	4	0.10%	15,563	4	0.10%
MMDA accounts	265,570	253	0.38%	242,793	310	0.51%
Savings and club accounts	129,441	44	0.14%	103,607	26	0.10%
Time deposits	337,054	514	0.61%	393,350	1,346	1.37%
Subordinated loans	29,537	415	5.62%	36,098	512	5.67%
Borrowings	65,596	154	0.94%	77,776	302	1.55%
Total interest-bearing liabilities	936,865	1,458	0.62%	949,522	2,550	1.07%
Noninterest-bearing liabilities:
Demand deposits	199,254			167,279
Other liabilities	12,146			12,765
Total liabilities	1,148,265			1,129,566
Shareholders' equity	107,891			95,894
Total liabilities & shareholders' equity	$1,256,156			$1,225,460
Net interest income		$9,729			$7,913
Net interest rate spread			3.16%			2.56%
Net interest margin			3.28%			2.75%
Ratio of average interest-earning assets to average interest-bearing liabilities			126.50%			121.37%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	Unaudited For the years ended December 31,
	2021			2020
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$833,308	$37,026	4.44%	$797,099	$35,421	4.44%
Taxable investment securities	313,392	8,576	2.74%	256,590	6,848	2.67%
Tax-exempt investment securities	16,191	216	1.33%	8,992	159	1.77%
Fed funds sold and
interest-earning deposits	28,765	9	0.03%	36,366	79	0.22%
Total interest-earning assets	1,191,656	45,827	3.85%	1,099,047	42,507	3.87%
Noninterest-earning assets:
Other assets	82,130			79,024
Allowance for loan losses	(13,992)			(10,584)
Net unrealized losses on available-for-sale securities	1,482			(447)
Total assets	$1,261,276			$1,167,040
Interest-bearing liabilities:
NOW accounts	$93,950	$286	0.30%	$79,338	$159	0.20%
Money management accounts	15,916	17	0.11%	15,482	18	0.12%
MMDA accounts	245,329	990	0.40%	211,191	1,381	0.65%
Savings and club accounts	122,275	159	0.13%	96,381	97	0.10%
Time deposits	366,724	3,262	0.89%	407,910	6,457	1.58%
Subordinated loans	32,736	1,790	5.47%	20,421	1,101	5.39%
Borrowings	79,362	1,028	1.30%	81,434	1,651	2.03%
Total interest-bearing liabilities	956,292	7,532	0.79%	912,157	10,864	1.19%
Noninterest-bearing liabilities:
Demand deposits	189,434			148,739
Other liabilities	11,419			12,558
Total liabilities	1,157,145			1,073,454
Shareholders' equity	104,131			93,586
Total liabilities & shareholders' equity	$1,261,276			$1,167,040
Net interest income		$38,295			$31,643
Net interest rate spread			3.06%			2.68%
Net interest margin			3.21%			2.88%
Ratio of average interest-earning assets
to average interest-bearing liabilities			124.61%			120.49%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	Unaudited			Unaudited
	Three months ended December 31,			Twelve months ended December 31,
	2021 vs. 2020			2021 vs. 2020
	Increase/(Decrease) Due to			Increase/(Decrease) Due to
			Total			Total
			Increase			Increase
(In thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income:
Loans	$(602)	$995	$393	$1,609	$(4)	$1,605
Taxable investment securities	215	73	288	1,550	178	1,728
Tax-exempt investment securities	63	4	67	103	(46)	57
Interest-earning deposits	(3)	(21)	(24)	(14)	(56)	(70)
Total interest income	(327)	1,051	724	3,248	72	3,320
Interest Expense:
NOW accounts	10	14	24	33	94	127
Money management accounts	(0)	0	-	-	(1)	(1)
MMDA accounts	154	(211)	(57)	198	(589)	(391)
Savings and club accounts	7	11	18	30	32	62
Time deposits	(171)	(661)	(832)	(598)	(2,597)	(3,195)
Subordinated loans	(92)	(5)	(97)	673	16	689
Borrowings	(42)	(106)	(148)	(41)	(582)	(623)
Total interest expense	(134)	(958)	(1,092)	295	(3,627)	(3,332)
Net change in net interest income	$(193)	$2,009	$1,816	$2,953	$3,699	$6,652

The above information is preliminary and based on the Company's data available at the time of presentation.